UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2006

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously announced in the Form 8-K filed by Mercury Interactive Corporation (the “Company”) (OTC: MERQ) on November 3, 2005, the Company is party to an agreement dated November 1, 2005 with Amnon Landan, the Company’s former Chief Executive Officer, which provided among other things that the Special Committee of the Board of Directors of the Company would determine by May 15, 2006 whether Mr. Landan should be treated as having been terminated for cause under his employment agreement dated February 11, 2005 (the “Employment Agreement”). As previously disclosed, Mr. Landan is not entitled to receive severance benefits under the Employment Agreement in the event he is terminated for cause.

On May 15, 2006, the Special Committee determined that Mr. Landan should be treated as having been terminated for cause under the Employment Agreement. The Special Committee has concluded that there was a material breach by Mr. Landan of his fiduciary obligations as an officer of the Company. The grounds are Mr. Landan’s actions and omissions in connection with option grants, option exercises and loans to him while he was at the Company. While there may be other bases and grounds to treat Mr. Landan as having been terminated for cause, the Special Committee has not found it necessary to reach a conclusion as to those at this time. The Company and Mr. Landan have reserved all rights under the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2006	MERCURY INTERACTIVE CORPORATION

	By:	/s/ David J. Murphy
	Name:	David J. Murphy
	Title:	Chief Financial Officer